EXHIBIT 10.1
Named Executive Officer Salary and Bonus Arrangements for 2016
Base Salaries
The base salaries for fiscal 2016, which are effective as of June 30, 2016, for the executive officers (the "named executive officers") of Southern Missouri Bancorp, Inc. (the "Company") who will be named in the compensation table that will appear in the Company's upcoming 2016 Annual Meeting proxy statement are as follows:
Name and Title	Base Salary
Greg A. Steffens President and Chief Executive Officer, Southern Missouri Bancorp, Inc., and Southern Bank	$350,000
Matthew T. Funke Chief Financial Officer, Southern Missouri Bancorp, Inc., and Southern Bank	$200,000
Kimberly A. Capps Chief Operations Officer, Southern Missouri Bancorp., Inc. and Southern Bank	$150,000
William D. Hribovsek Chief Lending Officer, Southern Missouri Bancorp., Inc. and Southern Bank	$250,000
Lora L. Daves Chief Credit Officer, Southern Missouri Bancorp., Inc. and Southern Bank	$155,000
Description of 2016 Bonus Arrangement
The Company does not have a formal cash bonus plan in place for named executive officers. For fiscal 2016, fiscal 2015, and fiscal 2014, all executive officers received cash bonuses. In determining the amount of cash bonuses to award, the compensation committee and board of directors primarily consider the Company's results in comparison to business plan targets for such measures as return on equity, earnings per share growth, net interest margin, noninterest income, and noninterest expense, as well as accomplishment of strategic objectives such as growth, entry to new markets, capitalization, and other factors.
Additional information about the 2016 bonus compensation is incorporated herein by reference from the Company's definitive proxy statement for its Annual Meeting of Stockholders to be held in October 2016, a copy of which will be filed not later than 120 days after the close of the fiscal year.